Exhibit 1.

Ciudad Autónoma de Buenos Aires, December 16, 2015

Messrs.

COMISIÓN NACIONAL DE VALORES

25 de Mayo 175

Ciudad Autónoma de Buenos Aires

BOLSA DE COMERCIO DE BUENOS AIRES

Sarmiento 299

Ciudad A. de Buenos Aires

Present

Ref.: Resignation announcement – Arts. 8°, Sec. II, Chap. III, Tít. I and 3°, parag. 3), Secc. II, Chap. I, Tít. XII of the National Seccurities Commission Rules. Appointment.

Dear Sirs:

I am pleased to address you in my capacity as Responsible of Market Relations of Pampa Energía S.A. (the “Company”), pursuant to the requirements of Arts. 8°, Sec. II, Chap. III, Tít. I and 3°, inc. 3), Sec. II, Chap. I, Tít. XII of the National Securities Commission Rules.

Regarding this matter, I inform that today the Board of Directors accepted the resignations submitted by the Directors Messrs. Emmanuel Álvarez Agis, Lucía Belén Gutiérrez, Eduardo Setti and Cecilia Galarza to the positions to which they were respectively appointed.

Finally, I inform that the Board of Directors stated that the Independent Alternate Director, Mr. Carlos Tovagliari, assumes the position of Director and member of the Audit Committee.

Best Regards,

Gerardo Carlos Paz
Responsible of Market Relations